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                                                                   Exhibit 2(e)

                AMERICA'S SENIOR FINANCIAL SERVICES, INC (AMSE)
                        NON QUALIFIED STOCK OPTION PLAN

1. PURPOSE. The purpose of this Stock Incentive Plan (the "Plan") is to further the interests of AMSE, its Subsidiaries and its shareholders by providing incentives in the form of grants of stock options to key employees and other persons who contribute materially to the success and profitability of the Company. The Plan will also assist the Company in attracting and retaining key persons.

2.       DEFINITIONS. The following definitions will apply to the Plan:

         a.       "AWARD" means a grant under the Plan of an Option.

         b.       "BOARD" means the board of directors of AMSE.

         c. "CAUSE" means (i) any intentional misapplication by the Recipient of the Company's funds, intended to result directly or indirectly in significant gain or personal enrichment at the expense of the Company, or any other act of dishonesty committed by the Recipient in connection with the Company's business; (ii) the Recipient's conviction of a crime involving moral turpitude; (iii) the Recipient's non-performance or non-observance in any material respect of any requirement with respect to the Recipient's employment; or (iv) any other action by the Recipient involving willful and deliberate malfeasance or negligence in the performance of the Recipient's duties; provided that "Cause" may be otherwise defined for purposes of any Award in the related Option Agreement.

         d. "CHANGE OF CONTROL" occurs when (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of forty percent (40%) or more of the total number of shares entitled to vote in the election of directors of the Board, (ii) the Company is merged into any other company or substantially all of its assets are acquired by any other company, or (iii) three or more directors nominated by the Board to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.

         e. "COMMITTEE" means the committee appointed by the Board consisting of two or more directors who are "outside directors" as such term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and "nonemployee directors" as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 ("1934 Act"). In the event that the Board does not appoint a committee, "Committee" means the Board.

         f.       "COMPANY" means AMSE and its Subsidiaries.

         g. "DATE OF GRANT" means the date on which the option is granted.

         h. "DISABILITY" means "disability" as defined in the Company's long term disability plan or policy

         i. "ELIGIBLE PERSON" means any person who performs or has in the past performed services for the Company, whether as a director, officer, employee, consultant or other independent contractor, and any person who performs services relating to the Company as an employee or independent of a corporation or other entity that provides services for the Company.

         j. "FAIR MARKET VALUE" means the fair market value of the Stock. If the Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall






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                  determine the fair market value of the Stock, using such
                  factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Stock, and the Company's current and projected earnings. If the Stock is publicly traded on the date as of which fair market value is being determined, the fair market value is the mean between the high and low sales prices of the Stock as reported by The NASDAQ Stock Market on that date or, if the Stock is listed on a stock exchange, the average between the high and low sales prices of the Stock on that date, as reported in THE WALL STREET JOURNAL. If trading in the Stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the Stock was traded or a price was quoted will determine the fair market value.

         k "INITIAL PUBLIC OFFERING" means the closing of an underwritten public offering by the Company pursuant to a registration statement filed and declared effective under the Securities Act of 1933, as amended, covering the offer and sale of the Company's Stock for the account of the Company.

         l. "OPTION" means a nonqualified stock option granted pursuant to the Plan that entitles the Recipient to purchase Stock. Options granted under this Plan are not intended to comply with the requirements of Section 422 of the Code.

         m. "OPTION AGREEMENT" means a written agreement, between the Company and a Recipient that sets out the terms and restrictions of an Award.

         n. "OPTION SHAREHOLDER" means an Eligible Person who has acquired Stock upon exercise of an Option.

         o. "OPTION STOCK" means Stock that a Recipient receives upon exercise of an Option.

         p. "PLAN" means this Non Qualified Stock Option Plan, as amended from time to time.

         q.       "RECIPIENT" means an individual who receives an Award.

         r. "STOCK" means the common stock, par value ________ per share of AMSE, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 8 of the Plan.

         s. "SUBSIDIARY" means any entity fifty percent (50%) or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of the Plan.

3. ADMINISTRATION. The Committee will administer the Plan. The Committee has the exclusive power to select the Recipients, to establish the terms of the Awards, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole discretion to determine whether the performance of an Eligible Person warrants an Award under the Plan, and to determine the size and type of the Award. The Committee has full and exclusive power to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it deems necessary or expedient to make the Plan fully effective. Any of the Committee's determinations will be final and blinding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

4. SHARES SUBJECT TO NON QUALIFIED STOCK OPTION PLAN. The total number of shares of Stock that may be purchased pursuant to Options under the Plan shall not exceed two (2%) percent of the total




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         authorized shares of Stock. Stock subject to Options that terminate or expire prior to exercise shall be available for future Awards. Stock issued pursuant to the Plan may be either unissued shares of Stock or reacquired shares of Stock held in treasury. The nonqualified stock option plan specifically authorizes 2% of the currently authorized shares of AMSE Stock, or 500,000 shares.

5. ELIGIBILITY. Any Eligible Person that the Committee in its sole discretion designates is eligible to receive an Award under the Plan. The Committee's grant of an Award to a Recipient in any year does not entitle the Recipient to an Award in any other year. Furthermore, the Committee may grant different Awards to different Recipients. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Awards. An Award will not enlarge or otherwise affect a Recipient's right, if any, to continue to serve the Company and its Subsidiaries in any capacity, and will not restrict the right of the Company or a Subsidiary to terminate at any time the Recipient's employment.

6. OPTIONS. The Committee may grant Options to purchase Stock to Recipients in such amounts as the Committee determines in its sole discretion. Each Option will satisfy the following requirements:

         a. WRITTEN AGREEMENT. Each Option granted to a Recipient will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients or for different Awards. The Option Agreement will contain such provisions as the Committee deems appropriate.

         b. NUMBER OF SHARES. Each Option Agreement will specify the number of shares of stock that the Recipient may purchase upon exercise of the Option.

         c. EXERCISE PRICE. Each Option Agreement will specify the exercise price of each Option. The exercise price of each Option will be established by the Committee.

         d.       DURATION OF OPTION. Except as otherwise provided in this
                  Section 6, an Option will expire on the tenth anniversary of its Date of Grant or, at such earlier or later date set by the Committee on the Date of Grant.

         e. VESTING OF OPTION. Each Option Agreement will specify the vesting schedule applicable to the Option. The Committee, in its sole discretion, may accelerate the vesting of any Option at any time.

         f. DEATH. If a Recipient dies, an Option granted to the Recipient will expire on the one-year anniversary of the Recipients death, or if earlier, the date specified in the Option Agreement or pursuant to subsection 6.d. of the Plan. The Option will be exercisable only to the extent that it is exercisable on the date the Recipient's employment terminates.

         g. DISABILITY. If the Recipient terminates employment with the Company because of his or her Disability, an Option granted to the Recipient will expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in the Option Agreement or pursuant to subsection 6.d. of the Plan. The Option will be exercisable only to the extent that it is exercisable on the date the Recipient's employment terminates.

         h. TERMINATION OF SERVICE. If the Recipient's employment with the Company terminates for any reason other than death, disability or cause, an Option granted to the Recipient will expire 30 days following the last day of the Recipient's employment with the Company, or, if earlier, the date specified in the Option Agreement or pursuant to subsection 6.d of the Plan. The Option will be exercisable only to the extent it is exercisable on the date the Recipient's employment terminates, subject to any adjustment under
                  Section 8 of the Plan.





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         i.       CAUSE. Notwithstanding any provisions set forth in the Plan, if the Company terminates the Recipient's employment for Cause, any unexercised portion(s) of the Recipient's Option(s) will expire immediately upon the earlier of the occurrence of the event that constitutes Cause or the last day the Recipient is employed by the Company.

         j. CONDITIONS REQUIRED FOR EXERCISE. An Option is exercisable only to the extent it is vested according to the terms of the Option Agreement. Furthermore, an Option is exercisable only if the issuance of Stock upon exercise would comply with applicable securities laws. Each Agreement will specify any additional conditions required for the exercise of the Option.

         k. METHOD OF EXERCISE. An Option will be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his or her delegate, in his or her absence) of the decision to exercise.
                  (ii) Concurrently tenders to the Company full payment for the shares of Stock to be purchased pursuant to the exercise and
                  (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 7 of the Plan. Payment for Stock with respect to which an Option is exercised may be made (i) in cash, (ii) by certified check,
                  (iii) if permitted by the Committee in the case of such exercise, in the form of Stock having a Fair Market Value equal to the exercise price, or (iv) by delivery of a notice instructing the Company to deliver the Stock to a broker subject to the broker's delivery of cash to the Company equal to the exercise price. No person will have the rights of a shareholder with respect to Stock subject to an Option granted under the Plan until a certificate or certificates for such shares have been delivered. A partial exercise of an Option will not affect the holder's right to exercise the remainder of the Option from time to time in accordance with the Plan.

         l. LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its discretion, and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient will apply to the Company for the loan, completing the forms and providing the information required by the Company. The loan will be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient will execute a promissory note and any other documents deemed necessary by the Company.

         m. NONTRANSFERABILITY OF OPTION. An Option granted under the Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Option are exercisable only by the Recipient.

         n. CHANGE OF CONTROL. Notwithstanding anything contained herein to the contrary, unless otherwise provided by the Committee in an Option Agreement, all conditions and restrictions to an Award, including vesting, limitations on exercisability, risks of forfeiture, deferral periods and conditions and restrictions requiring the continued performance of services or the achievement of performance objectives with respect to the exercisability or settlement of such Award, shall immediately lapse upon a Change of Control.

7. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company will have the right to withhold from payments otherwise due and owing to the Recipient or his or her beneficiary or to require the recipient or his or her beneficiary to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient or his or her beneficiary recognizes income for federal, state, and/or local tax purposes with respect to any Award under the Plan.





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         The Committee may grant Awards and the Company may deliver Stock under the Plan only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if (i) a registration statement pertaining to the Stock to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (ii) an exemption from the registration requirements of applicable securities law is available. The Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Stock issued under the Plan may hear such legends and statements, and will be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Plan. No Option may be exercised, and Stock may not be issued under the Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

         Each person who acquires the right to exercise an Option by transfer, bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his or her exercise of the Option. In addition, the Committee may require such consents and releases of taxing authorities, as the Committee deems advisable. With respect to persons subject to Section 16 of the 1934 Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act as such Rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Committee or the Company fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

8. ADJUSTMENT UPON CHANGE OF STOCK. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Stock occurs, the Committee will equitably adjust the number and class of shares for which Awards are authorized to be granted to Eligible Employee under the Plan, and the price per Share payable upon exercise of each Award outstanding under the Plan.

9. COMPANY RIGHT TO REPURCHASE OPTION STOCK. The Company shall have the right to repurchase any Option Stock purchased by a Recipient following such Recipient's termination of service or affiliation with the Company for any reason. The price for repurchasing the Option Stock shall be equal to the exercise price specified in the Option with respect to such Option Stock. Should the Company fail to exercise such repurchase right within sixty days following the date of such Recipient's termination of service or affiliation, the Company shall be deemed to have waived such right. If an initial Public Offering occurs, the provisions of this Section 9 shall cease to be effective.

10. COMPANY'S RIGHT OF FIRST REFUSAL REGARDING OPTION STOCK. An Option Shareholder who desires to Dispose Of any Option Stock shall first offer the Option Stock to the Company. The Option Shareholder shall provide notice signed by the Option Shareholder to the Company indicating the Option Shareholder's desire to Dispose of Option Stock. The Company shall have the irrevocable and exclusive first option, but not the obligation, to purchase all or a portion of the Option Stock, provided the Company provides notice of its election to purchase the Option Stock within sixty days after the Company receives the Option Shareholder's notice. The purchase price to be paid by the Company for the Option Stock being offered by the Option Shareholder shall be the Fair Market Value of the Option Stock on the date of the Option Shareholder's notice, and the payment shall be made in full at closing. If an Initial Public Offering occurs, the provisions of this
         Section 10 shall cease to be effective.

11. LIABILITY OF THE COMPANY. Neither the Company, its parent nor any Subsidiary that is in existence or hereafter comes into existence will be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Award.





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12.      AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate the Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other laws applicable to the Company, the Plan, Recipients or Eligible Persons. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Award granted before the amendment (unless the alteration is expressly permitted under the Plan) will be effective only with the consent of the Recipient of the Award or the holder currently entitled to exercise the Award. Notwithstanding this Section 12, the Board may establish a date or event upon which the Plan and all unexercised Options will terminate; provided, however that the Board must provide to the Recipients of the unexercised Options or the holders currently entitled to exercise the Options written notice of the termination of the Plan and all outstanding Options no less than 30 days prior to the date or event upon which the Plan and all unexercised Options will terminate.

13. DURATION OF PLAN. Awards may be granted under the Plan only during the 10 years immediately following the original effective date of the Plan.

14. NOTICES. All notices to the Company will be in writing and will be delivered to the President of the Company. All notices to a Recipient will be delivered personally or mailed to the Recipient at his or her address appearing in the Company's personnel records.

15. APPLICABLE LAW. The validity, interpretation, and enforcement of the Plan are governed in all respects by the laws of Florida and the United States of America.

16.      EFFECTIVE DATE. The effective date of the Plan will be the earlier of
         (i) the date on which the Board adopts the Plan or (ii) the date on which the Shareholders approve the Plan.



ADOPTED BY THE BOARD OF DIRECTORS ON



_________________________, 1999



APPROVED BY THE SHAREHOLDERS ON



_________________________, 1999





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